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                                                                 Exhibit 99.25

KeraVision, Inc. Announces Intention to Make Offering of Common Stock

FREMONT, CA (July 15, 1999) -- KeraVision, Inc. (Nasdaq: KERA) announced today that it filed a registration statement with the Securities and Exchange Commission with respect to a proposed public offering of four million shares of the company's common stock.

All of the shares are to be issued and sold by KeraVision. Proceeds from the sale of the shares will be used by KeraVision for sales and marketing efforts related to the U.S. launch of its proprietary vision correction product, Intacs (trademark); the development and clinical testing of products based on the Intacs technology; prepayment of short-term debt, and working capital and other general corporate purposes.

The offering is to be made through an underwriting group managed by Donaldson, Lufkin & Jenrette; Dain Rauscher Wessels, a division of Dain Rauscher Inc.; Prudential Securities, and SG Cowen.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness). Intacs are a safe and effective alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

A registration statement relating to the proposed securities offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction in which that would not be permitted or legal.

A prospectus relating to these securities may be obtained from:

Donaldson, Lufkin & Jenrette
277 Park Ave.
New York, NY 10172

Dain Rauscher Wessels
60 South Sixth Street
Minneapolis, MN  55402

Prudential Securities
111 8th Ave.
New York, NY  10011

SG Cowen
One Financial Square
New York, NY  10005

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559

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